Exhibit 5.1

SCHULTE ROTH & ZABEL LLP

919 Third Avenue

New York, NY 10022

(212) 756-2000

fax (212) 593-5955

www.srz.com

June 30, 2006

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Dear Sirs:

We have acted as special counsel to Horizon Lines, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of a maximum of 308,866 shares of the Company’s common stock (“Common Stock”), par value $.01 per share (the “Shares”), issuable to participants in the Horizon Lines, Inc. Employee Stock Purchase Plan (the “Plan”).

In our capacity as special counsel to the Company in connection with the preparation and filing by the Company of the Registration Statement and the offer and sale of Shares contemplated thereby, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion, including, without limitation, a specimen certificate representing the Common Stock. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of this firm are admitted to the bar in the State of New York and the opinion set forth below is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered to plan participants in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ SCHULTE ROTH & ZABEL LLP